SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:  The Merger Fund VL
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Address of Principal Business Office (No. & Street, City, State Zip Code):

100 Summit Lake Drive, Valhalla, New York 10595
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Telephone Number (including area code): (914) 741-5600
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Name and Address of agent for service of process:

Bonnie L. Smith, 100 Summit Lake Drive, Valhalla, New York 10595
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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
Yes [X] No [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Valhalla and the state of New York on the 10th day of January, 2003.

[SEAL]
                                    Signature  The Merger Fund VL
                                               ------------------
                                               (Name of Registrant)


                                               By:/s/Frederick W. Green
                                               ------------------------
                                               Frederick W. Green
                                               (Name of director, trustee or
                                               officer signing on behalf of
                                               Registrant)

                                               President and Trustee
                                               ---------------------
                                               (Title)

Attest: /s/ Bonnie L. Smith
        -------------------
            Bonnie L. Smith

        Secretary
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         (Title)